Exhibit 10.15
SECOND AMENDMENT TO FONTANA PROPERTY LEASE

This SECOND AMENDMENT TO FONTANA PROPERTY LEASE (the “Second Amendment”) is made and entered into and effective as of the 28th day of December 2020 (the “Second Amendment Effective Date”) by and between ALIARON INVESTMENTS, LTD., LIMITED PARTNERSHIP, a California limited partnership (formerly known as Kristra Investments, Ltd., Limited Partnership) (“Landlord”), and TUTOR PERINI CORPORATION, a Massachusetts corporation (“Tenant”). (Each individual party may be referred to herein as a “Party” and collectively hereinafter in this Second Amendment as the “Parties”).
WITNESSETH:
WHEREAS, Landlord and Tenant are parties to that certain Fontana Property Lease, dated and effective June 1, 2014, as amended by that certain First Amendment to Commercial Lease Agreement, dated and effective as of October 7, 2020 (collectively, the “Original Lease”), for the lease of the Existing Premises (as defined in Paragraph 2(a) below);
WHEREAS, Landlord (“HQ Lease Lessor”)and Tenant (“HQ Lease Lessee”) (in their capacities as lessor and lessee, respectively, under the HQ Lease [defined below]), are also parties to that certain 15901 Olden Street, Sylmar and 11171 Cherry Avenue, Fontana Properties Lease, dated and effective June 1, 2014, as amended by that certain First Amendment to 15901 Olden Street, Sylmar and 11171 Cherry Avenue, Fontana Properties Lease, dated and effective as of October 7, 2020 (collectively, the “HQ Lease”), for the lease of land and improvements located at (i) 15901 Olden Street, Sylmar, California 91342 (the “Olden Street Premises”), and (ii) the Cherry Avenue Premises (as defined in Paragraph 2(a) below); and
WHEREAS, the Parties desire by this instrument to amend the Original Lease in accordance with those certain modifications as more particularly set forth herein.
NOW, THEREFORE, the Parties, in consideration of the mutual promises and agreements set forth herein, and intending to be legally bound, on behalf of themselves and their respective successors and assigns, do hereby agree as follows:
1.Recitals and Definitions.
a.Recitals. Landlord and Tenant incorporate the above recitals into this Second Amendment and affirm such recitals are true and correct.
b.Definitions. Each capitalized term used in this Second Amendment shall have the same meaning as is ascribed to such capitalized term in the Original Lease unless expressly otherwise provided for herein. As of the Second Amendment Effective Date and for the purposes of this Second Amendment, the Original Lease, as amended hereby, shall be referred to as the “Lease”.
2.Amendments. The Original Lease shall be amended as follows:
a.Premises. The Original Lease shall be amended so that the definition of “Premises” is deleted in its entirety and the following is substituted in place thereof:

“Landlord is the owner of the land and improvements commonly known and numbered as (i) Assessor’s Parcel Number 0236-191-25-0-000, located on the northeast corner of Jurupa Avenue and Cherry Avenue in Fontana, California 92337 (the “Existing Premises”), and (ii) Assessor’s Parcel Number 0236-191-14-0-000, located at 11171 Cherry Avenue, Fontana, California 92337 (the “Cherry Avenue Premises”, and collectively with the Existing Premises, the “Leased Premises” or “Premises”). The Parties acknowledge and agree that simultaneously with the execution of this Second Amendment, HQ Lease Lessor and HQ Lease Lessee are entering into a second amendment to the HQ Lease to, among other things, amend the HQ Lease to exclude the Cherry Avenue Premises from the Premises (as defined in the HQ Lease).”
b.Term. Paragraph 2(A) of the Original Lease is deleted in its entirety and the following is substituted in place thereof:
“A.    Landlord hereby leases the Leased Premises to Tenant, and Tenant hereby leases the same from Landlord, for an “Initial Term” beginning on June 1, 2014 and ending July 31, 2038.”
c.Base Rent. The first sentence of Paragraph 3(A) of the Original Lease is deleted in its entirety and the following is substituted in place thereof:
“A. Base Rent. Landlord and Tenant hereby acknowledge and agree that Tenant has paid all Base Rent and additional rent that Tenant is obligated to pay under the Lease and the HQ Lease for the period commencing on June 1, 2014 and continuing through and until December 31, 2020. For the period commencing on January 1, 2021, and continuing through and until December 31, 2021, Tenant shall pay to Landlord the monthly lease rate of One Hundred Seventy-Nine Thousand Dollars ($179,000) for the Leased Premises (“Base Rent”). On January 1, 2022, and on January 1 of each year thereafter, Base Rent shall increase at the rate of the greater of three percent (3%) or the Consumer Price Index (“CPI”) for the Los Angeles metropolitan area.
d.Landlord’s Option to Require Tenant to Purchase the Leased Premises. Paragraph 4 of the Original Lease is deleted in its entirety and any references thereto shall be null and void.
e.Tenant’s Option to Require Landlord to Sell the Leased Premises. Paragraph 5 of the Original Lease is deleted in its entirety and any references thereto shall be null and void.
f.Use: The second sentence of Paragraph 6 of the Original Lease is deleted in its entirety and the following is substituted in place thereof:
“Notwithstanding the foregoing, Tenant shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device; provided, however, that the foregoing shall not prevent, prohibit, limit or restrict Tenant (or its agents, contractors or employees) in any way from storing, maintaining, servicing, accessing or using at the Leased Premises (i) fuel tanks for the purpose of fueling equipment or (ii) oxygen and/or acetylene tanks for the purpose of cutting steel, all in accordance with all applicable laws.”
g.Default. The first sentence of Paragraph 15 of the Original Lease is deleted in its entirety and the following is substituted in place thereof:
“If (i) default shall at any time be made (x) by Tenant in the payment of rent when due to Landlord as herein provided, or (y) by HQ Lease Lessee in the payment of rent when due to HQ Lease Lessor as provided in the HQ Lease (provided, however, that the foregoing clause (y) shall only constitute a default in the event that, at the time of such default, the HQ Lease Lessor is Aliaron Investments, Ltd. or an affiliate thereof), and if said default described in the immediately preceding clauses (x) or (y) shall continue for fifteen (15) days after written notice thereof shall have been given to Tenant by Landlord or to HQ Lease Lessee by HQ Lease Lessor, as applicable, or (ii) if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant by Landlord without correction thereof then having been commenced and thereafter diligently prosecuted, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and if possession of the Leased Premises is not surrendered, Landlord may reenter said premises.”
h.Right of First Refusal. The Original Lease shall be amended to add the following as a new Paragraph 30:
“30.    Right of First Refusal.
A.During the Term, before Landlord may convey, assign, or otherwise transfer its ownership interest in all or any portion of the Leased Premises to a third party, Tenant shall have a right of first refusal to purchase the Leased Premises on the material terms and conditions that Landlord is willing to sell the Leased Premises to a third party following the procedures set forth in this Paragraph 30.
B.Prior to entering into a binding agreement to sell the Leased Premises to a third party, Landlord shall deliver to Tenant written notice (the “Right of First Refusal Offer Notice”) of the material terms and conditions that Landlord has negotiated in good faith, and is willing to accept, from a third party, including the purchase price at which Landlord is willing to sell the Leased Premises (such price, the “Right of First Refusal Purchase Price”). Upon Tenant’s receipt of a Right of First Refusal Offer Notice, Tenant shall have fifteen (15) calendar days to deliver written notice (a “Right of First Refusal Acceptance Notice”) to Landlord that it will purchase the Leased Premises for the Right of First Refusal Purchase Price and on the terms and conditions set forth in the Right of First Refusal Offer Notice.
C.If Tenant timely delivers a Right of First Refusal Acceptance Notice electing to purchase the Leased Premises on the terms and conditions set forth in the Right of First Refusal Offer Notice, then Landlord shall be bound to convey, assign, or otherwise transfer the Leased Premises to Tenant promptly thereafter at the Right of First Refusal Purchase Price and on the terms and conditions set forth in the Right of First Refusal Offer Notice, and the parties shall proceed to consummate the sale of the Leased Premises.
D.If Tenant (i) fails to timely deliver a Right of First Refusal Acceptance Notice, or (ii) elects not to purchase the Leased Premises on the terms and conditions set forth in the Right of First Refusal Offer Notice, then Landlord shall be free, for a period of one hundred fifty (150) calendar days (such 150-calendar day period, “Landlord’s Sale Period”), to convey, assign, or otherwise transfer the Leased Premises to a third party at a price not less than the Right of First Refusal Purchase Price and not on more favorable material terms and conditions than those stated in the Right of First Refusal Offer Notice. Any conveyance, assignment, or transfer of the Leased Premises by Landlord to a third party shall be fully subject to the terms of this Lease and Landlord agrees to take all necessary steps to ensure the terms of this Lease shall be binding upon any new third party owner of the Leased Premises.
E.If Landlord shall not have so conveyed, assigned, or transferred the Leased Premises to a third party within Landlord’s Sale Period, then Landlord may not sell the Leased Premises (or any portion thereof) to a third party without providing a new Right of First Refusal Offer Notice to Tenant and complying with the foregoing provisions of this Paragraph 30.
F.Tenant’s rights under this Paragraph 30 shall be at all times subordinate in all respects to all rights and remedies of JPMorgan Chase Bank, N.A. (the “Bank”) under the Bank’s deed of trust encumbering the Leased Premises, such that Tenant’s rights under this Paragraph 30 shall not survive any foreclosure on the Premises by the Bank pursuant to its deed of trust, and shall not apply to any sale of the Leased Premises by a receiver appointed by the Bank pursuant to its deed of trust.”
3.Miscellaneous.
a.Full Force and Effect. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Original Lease shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Original Lease.
b.Conflict. In the event of any conflict between the terms of this Second Amendment and the Original Lease, the terms of this Second Amendment shall control and govern and the provisions of the Original Lease are to be construed in light of the intent of this Second Amendment.
c.Entire Agreement. This Second Amendment sets forth the entire agreement between the Parties regarding the matters set forth herein, superseding all prior agreements and understandings, written and oral, and may not be changed, modified or cancelled orally.
d.Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflicts of law provisions thereof.
e.Further Action. Each Party to this Second Amendment shall execute all instruments and documents and take such further action as may be reasonably required to effectuate the purpose of this Second Amendment.
f.Modification; Amendment. This Second Amendment may be modified or amended only by a writing executed by the Parties hereto.
g.Counterparts. This Second Amendment may be executed in multiple counterparts (including electronic [PDF] or facsimile counterparts), each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.
h.Severability. The invalidity of any portion of this Second Amendment shall not have any effect on the balance thereof.
i.No Broker. Each of Tenant and Landlord represents to the other that it has not dealt with any brokers in connection with this Second Amendment and that no broker negotiated this Second Amendment or is entitled to any commission in connection herewith. Each Party agrees to indemnify, defend and hold the other harmless from and against all claims, demands, actions, liabilities, damages, costs and expenses (including, reasonable attorneys’ fees) arising from any claim for a fee or commission made by any broker claiming to have acted by or on behalf of the indemnifying Party in connection with this Second Amendment. The foregoing indemnity shall survive the expiration or termination of the Lease.

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IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their duly authorized officers or agents on the Second Amendment Effective Date.

ATTEST

LANDLORD:	ALIARON INVESTMENTS, LTD. By: Aliaron Investments, Inc. Its: General Partner /s/ Ronald N. Tutor
Ronald N. Tutor, President Aliaron Investments, Inc.

TENANT:	TUTOR PERINI CORPORATION /s/ Gary G. Smalley
Gary G. Smalley, Executive Vice President and Chief Financial Officer